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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                               -------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)              November 19, 1998
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                             CONVERGYS CORPORATION
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               (Exact Name of Registrant as Specified in Charter)


         Ohio                        1-4379                   31-1598292
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(State of Other Jurisdiction         (Commission             (IRS Employer
  of Incorporation)                  File Number)            Identification No.)


         201 East Fourth Street, Cincinnati, Ohio             45202
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(Address of Principal Executive Offices)                    (Zip Code)


Registrant's telephone number, including area code:  513-397-5364
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          (Former Name or Former Address, if Changed Since Last Report)









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ITEM 5.  OTHER EVENTS.

         On November 19, 1998, the Board of Directors of Convergys Corporation (the "Corporation") adopted a Shareholder Rights Plan (the "Plan") and declared that a dividend of one right (the "Rights") on each of the Corporation's outstanding Common Shares, without par value (the "Common Shares") be distributed on December 31, 1998 to holders of record of the Common Shares issued and outstanding at the close of business on December 1, 1998 (the "Record Date"). Each Right represents the right to purchase from the Corporation a unit ("Unit") consisting of one one-hundredth of a Series A Preferred Share of the Corporation, upon the terms and subject to the conditions set forth in the Rights Agreement adopted by the Board at such meeting. Each Unit will have a purchase price of $70 per Unit, subject to adjustment pursuant to the terms of the Rights Agreement. The conditions and the terms of the Rights are set forth in a Rights Agreement dated as of December 1, 1998 (the "Rights Agreement") between the Corporation and The Fifth Third Bank, as Rights Agent.

         Initially, the Rights will be attached to all Common Share certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The surrender for transfer of any certificates for Common Shares outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. The Rights will be transferred with and only with such Common Share certificates until the Distribution Date, which will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares or (ii) 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group beneficially owning 15% or more of the outstanding Common Shares. For purposes of the Plan, Acquiring Person does not include Cincinnati Bell Inc. until after December 31, 1998. The Rights will separate from the Common Shares as soon as practicable after the Distribution Date and Rights Certificates will be mailed to holders of record of Common Shares as of the Distribution Date. Thereafter, the Rights Certificates will alone represent the Rights. The Rights are not exercisable until the Distribution Date and will expire on December 1, 2008, unless earlier redeemed by the Corporation.

         If a person becomes the beneficial owner of 15% or more of the Common Shares ("Flip-In Event"), each holder of a Right will have the right to receive, upon exercise, Common Shares having a value equal to two times the exercise price ("Purchase Price") of the Right. The Rights will not be exercisable until the Rights are no longer redeemable as described below. Further, the Acquiring Person would not be permitted to exercise any Rights and any Rights held by such person (or certain transferees of such person) will be null and void and non-transferrable.

         If, following the Distribution Date, the Corporation is acquired in certain specified mergers or other business combinations (i.e., the Corporation does not survive or its Common Shares are changed or exchanged), or 50% or more of its assets or earning power (on a consolidated basis) is sold or transferred in one transaction or a series of related transactions ("Flip-Over Events"), each Right becomes a Right to acquire common stock of the other party to the transaction (or its ultimate parent in certain circumstances) having a value equal to two times the Purchase Price.
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         The Corporation may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, at any time prior to a Flip-In Event. If the Board of Directors orders a redemption of the Rights, the Rights will terminate and the only right of the holders will be to receive the $0.01 redemption price. As long as a Right is redeemable, the Corporation may amend any provision of the Rights Agreement without approval of the holders of the Rights.

EXHIBIT:

99       Press Release announcing Shareholder Rights Plan, dated November 19,
         1998.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CONVERGYS CORPORATION


                                         By:   /s/ Steven G. Rolls
                                            -----------------------------------
                                               Steven G. Rolls
                                               Chief Financial Officer

Date:    December 4, 1998